Exhibit 10..4

DATED 12 JUNE 2018

LIVANOVA PLC

GENERAL PROVISIONS OF THE LIVANOVA GLOBAL EMPLOYEE SHARE PURCHASE PLAN

Board adoption	19 April 2018
Shareholder approval	12 June 2018
Expiry date	12 June 2028

Squire Patton Boggs (UK) LLP
7 Devonshire Square
London
EC2M 4YH
United Kingdom
DX 136546 Bishopsgate 2

O +44 20 7655 1000
F +44 20 7655 1001

Reference EAP2

CONTENTS
1DEFINITIONS    2
2OPERATION OF THE PLAN    7
3PLAN LIMITS    7
4FORM OF INVITATION AND APPLICATION    8
5SCALING BACK    8
6DIVIDEND SHARES AND DIVIDEND EQUIVALENTS    9
7EVENTS AFFECTING SHARE CAPITAL    9
8SHARE RIGHTS    10
9PERSONAL DATA    11
10NOTICES AND DIRECTIONS FROM PARTICIPANTS    12
11TAX    12
12AMENDMENTS    13
13GENERAL    13
SCHEDULE 1 UNITED STATES EMPLOYEES15
SCHEDULE 2 UNITED KINGDOM EMPLOYEES20
SCHEDULE 3 REST OF WORLD EMPLOYEES39

LIVANOVA GLOBAL EMPLOYEE SHARE PLAN

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1	DEFINITIONS
In these Provisions:
"Acquisition Date" means the date determined by the Nominee in accordance with the Provisions on which it acquires Investment Shares (or, as the case may be, Dividend Shares) on behalf of an Eligible Employee.
"Administrator" means the Equity Compensation Committee (a committee created by the Board of Directors to administer this Plan and other Equity Compensation Plans) or any other person as delegated by the Board of Directors or the Equity Compensation Committee, an example of such person being the Vice President of HR.
"Award" means:

(a)	in relation to Free Shares or Matching Shares, the appropriation of Free Shares or Matching Shares in accordance with the Provisions; and

(b)	in relation to Investment Shares or Dividend Shares, the acquisition of Investment Shares or Dividend Shares on behalf of Participants in accordance with the Provisions;
and reference to Shares being awarded will be construed accordingly.
"Award Date" means the date on which Free Shares and/or Matching Shares are awarded to a Participant under the Plan.
"Board" means the board of directors of the Company or a duly constituted committee of the Board.
"Business Day" means a day on which the Nasdaq or other stock exchange on which the Company’s shares are traded is open for the transaction of business.
"Change of Control" shall mean and includes each of the following:

(a)	a Sale; or

(b)	a Takeover.
The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a "change in control event" as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
"Code" means the United States Internal Revenue Code of 1986, as amended.

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"Company" means LivaNova Plc (company number 09451374) whose registered address is at 20 Eastbourne Terrace, London, W2 6LG.
"Contributions" means (i) except with respect to Schedule 1, deductions from a Participant's Salary or other payment made by the Participant for the purpose of acquiring Investment Shares, and (ii) with respect to Schedule 1, deductions from a Participant's Compensation (as defined in Schedule 1), in accordance with a Participant's election in effect during an Offering Period, for the purpose of acquiring Investment Shares pursuant to the provisions of.
"Corporate Event" means, in relation to the Company:

(a)
any demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Administrator, might affect the current or future value of Plan Shares or any Free Share or Matching Share award; or

(b)	any reverse takeover (not falling within the definition of Change of Control), merger by way of a dual listed company or other significant corporate event, as determined by the Administrator.
"Dealing Restrictions" means the Company's code for dealing in shares by its directors and applicable employees (as amended from time to time) in accordance with relevant legislation or regulation and any other agreement, arrangement, contract or code adopted or entered into by the Company containing provisions similar in purpose and effect.
"Dividend Equivalent" means an amount equal to the ordinary dividends payable on the number of Vested Shares between the Award Date and Vesting.
"Dividend Shares" means Shares acquired through the reinvestment of cash dividends paid on Plan Shares in accordance with section 6 (Dividend Shares and Dividend Equivalents) or, in respect of Awards granted under Schedule 2, Part 4 of Schedule 2.
"Eligible Employee" means any person who, on a date or dates determined by the Administrator:

(a)	is an employee of a Participating Company.

(b)	has held employment with a Participating Company at all times during any relevant Qualifying Period.

(c)	is not under notice of termination of employment either given or received (other than notice given by reason of redundancy or, at the discretion of the Administrator, any other reason); and

(d)	satisfies any other conditions specified by the Administrator (if any) in relation to any employee or group of employees; or

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"Employment" means employment with a Group Company.
"Free Shares" means an award of shares awarded under Part 1 of Schedule 2 to the Plan and/or a conditional right to acquire Shares awarded under Schedule 3 to the Plan.
"Group Company" means:

(a)	the Company;

(b)	any Subsidiary; or

(c)	any other company which is associated with the Company and is so designated by the Administrator.
"Holding Period" means the period for holding Free Shares; Matching Shares or Dividend Shares in the Plan which must be no more than three years (or such other period as determined by the Administrator) beginning on the Award Date.
"Initial Market Value" means in relation to any Shares, the Market Value of those Shares on the Award Date.
"Investment Shares" means Shares which are allocated to a Participant in respect of their Contributions.
"Market Value" means, as of any given date, if the Shares are:

(a)	listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Select Market;

(b)	listed on any national market system; or

(c)	listed quoted or traded on any automated quotation system,
the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
"Matching Shares" means an award of Shares granted under Part 3 of Schedule 2 and/or a conditional right to acquire Shares granted under Schedule 3.
"Nasdaq" means the Nasdaq Stock Market, a United States stock exchange.
"Nominee" means the registered holder of the Plan Shares appointed by the Company for the purpose of the Plan.

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"Offering Period" means a specified period not exceeding 12 months during which a Participant's Contributions are accumulated before being used by the Nominee to acquire Investment Shares or repaying it to that Participant;
"Participant" means any person (including any person acquiring beneficial interest by operation of law) who holds a Conditional Award and/or on whose behalf Investment Shares or other Plan Shares or other securities are held by the Nominee under the Plan.
"Participating Company" means for the purposes of the Plan:

(a)	the Company; and

(b)	any Subsidiary and any associated company which, in both cases, is so designated by the Administrator and which has, for the purposes of Schedule 2, entered into a deed of adherence to the Trust.
"Participating Employee" means an employee (including an executive director) of a Participating Company.
"Performance Measures" means the targets or requirements set by the Administrator from time to time which govern the availability, number or value of Free Shares to be awarded.
"Plan" means the LivaNova Global Employee Share Plan 2018 as set out in these Provisions and, for the purposes of Schedule 2, in the Trust deed both as amended from time to time.
"Plan Shares" mean the Shares awarded or allocated to Participants under the Plan and held by the Nominee.
"Provisions" means the provisions of the LivaNova Global Employee Share Plan 2018 as set out in this document, and "Provision" shall be construed accordingly. Where the context requires, "Provisions" may mean a particular section of the Provisions.
"Qualifying Period" means:

(a)	in the case of Free Shares, such period as may be determined by the Administrator in relation to each Award of Free Shares, such period not to exceed 18 months before the Award is made;

(b)
in the case of Investment Shares and Matching Shares where there is an Offering Period, such period as may be determined by the Administrator in relation to each Award of Investment Shares and Matching Shares, such period not to exceed 6 months before the start of such an Offering Period; and

(c)	in the case of Investment Shares and Matching Shares where there is no Offering Period, such period as may be determined by the Administrator in

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relation to each Award of Investment Shares and Matching Shares, such period not to exceed 18 months before the deduction of Partnership Share Money relating to the Award.
"Salary" means basic salary or any such remuneration paid or made available by an employing company as determined by the Administrator generally or on an individual country basis.
"Sale" means the sale of all or substantially all of the assets of the Company.
"Share Capital Variation" means:

(a)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

(b)	a demerger (in whatever form);

(c)	a special dividend or distribution; or

(d)	any other corporate event which might affect the current or future value of Plan Shares and/or Conditional Awards.
"Shares" means ordinary shares in the capital of the Company.
"Subsidiary" means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006 or Code Section 424(f), as applicable.
"Takeover" shall mean if any person (or a group of persons acting in concert) the "Acquiring Person"):

(a)	obtains Control of the Company as the result of making a general offer to:

(i)	acquire all of the issued ordinary share capital of the Company, which is made on a condition that, if it is satisfied, the Acquiring Person will have Control of the Company; or

(ii)	acquire all of the shares in the Company which are of the same class as the Shares; or

(b)
obtains Control of the Company as a result of a compromise or arrangement sanctioned by a court under Section 899 of the Companies Act 2006, or sanctioned under any other similar law of another jurisdiction; or

(c)	becomes bound or entitled under Sections 979 to 985 of the Companies Act 2006 (or similar law of another jurisdiction) to acquire shares of the same class as the Shares; or

(d)	obtains Control of the Company in any other way.

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"Treasury Shares" means qualifying Shares held by the Company in treasury under the provisions of section 724 of the Companies Act 2006.
"Trust" means the trust deed dated [●] 2018 establishing the LivaNova Global Employee Share Plan to which the Provisions are appended.
"Vesting" means a Participant becoming entitled to have the Shares subject to a Conditional Award transferred to him subject to the Plan, and "Vest" and "Vested" shall be construed accordingly.

2	OPERATION OF THE PLAN

2.1	Time of operation
The Administrator can operate the Plan at any time subject to any applicable Dealing Restrictions.

2.2	Notification to Participating Companies
As soon as practicable after the Administrator has decided to operate the Plan, the Company will notify the relevant Participating Companies of the proposed operation of the Plan.

2.3	Payments by Participating Companies
The Company may notify each Participating Company of an amount it is required to contribute in respect of Free Shares and/or Matching Shares. If it does so, each Participating Company will pay this amount to the Company to be used for the purposes of the Plan.

2.4	Source of funds
A Participating Company may at any time allocate funds for the purposes of the Plan in accordance with the Provisions, provided that it will only pay to the Trustee such sums as are required in connection with the acquisition of Free or Matching Shares by the Trustee for appropriation to ROW Eligible Employees who are for the time being employed by that Participating Company.

3	PLAN LIMITS

3.1
Subject to section 3.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 2.5 million. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market.

3.2
If any Shares subject to an Award are forfeited or expire, are converted to shares of another entity in connection with a Takeover, Sale, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, the Shares subject to such Award shall, to the extent of such forfeiture, expiration or conversion, again be available for future grants of Awards under the

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Plan. The following Shares shall not be added to the Shares authorized for grant under section 3.1 and shall not be available for future grants of Awards:

(a)	Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; and

(b)	Shares purchased on the open market with the cash proceeds from the Awards.

3.3
Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of shares of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

4	FORM OF INVITATION AND APPLICATION

4.1	When invitations to join the Plan are made:

(a)
The invitations and applications to join the Plan must be made in the form determined by the Administrator from time to time. This may include invitations and applications in writing or by e-mail, internet (or other electronic means) and interactive voice response.

(b)	The invitation and the application will, if applicable, specify whether for that or any future operation of the Plan, Free Shares, Investment Shares and/or Matching Shares may be acquired.

(c)
The completed application must be submitted to the Company or any Participating Company within the period specified in the invitation. An Eligible Employee who has not submitted a completed application will not be able to participate in the Plan.

(d)
The application will take effect from such date as is set out in the application and will continue until such time as the Participant ceases to be a Participating Employee or notifies the Company that he wishes to withdraw from the Plan.

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(e)
The application must include an undertaking by the Eligible Employee not to sell or dispose of any interest in the Free Shares and Matching Shares until the end of the Holding Period except in the event of a Change of Control, as set out in section 11.2 (Withholding) or on cessation of employment as set out in the relevant Schedule.

5	SCALING BACK
If there is a limit on the number of Shares which may be acquired as Investment Shares and the Contributions set out in the application exceed that number, the Administrator will scale down applications by taking any one or more of the following steps:

(a)	reducing the excess of Contributions over any set minimum amount for Contributions proportionately;

(b)	reducing all monthly Contributions to any set minimum amount for Contributions;

(c)	selecting applications to contribute the minimum amount for Contributions by lot; or

(d)	choosing any other method which they deem appropriate.

(e)	The Administrator will notify Participants of the scaling down and their application will be deemed changed or withdrawn accordingly.

6	DIVIDEND SHARES AND DIVIDEND EQUIVALENTS

6.1
All dividends payable in respect of a Participant's Plan Shares will belong to the Participant. Unless the Administrator determines otherwise, the Company will procure that any dividends paid will be used to acquire Dividend Shares on behalf of the Participant as the Administrator determines from time to time. Dividend Shares will not be subject to any restrictions or forfeiture and will form part of the Participant's Plan Shares for the purpose of this section 6.1. Dividend Shares will be held by the Nominee on behalf of the Participant unless and until the Participant or the Administrator direct that the Dividend Shares should be transferred to the Participant or his nominee or sold. Where the Administrator determines that dividends will not be reinvested they will be paid in cash to the Participant.

6.2
Where the Participant is granted Free Shares or Matching Shares under Schedule 3, the Administrator may at any time determine that the Participant will also be granted the right to receive a Dividend Equivalent which may be paid in cash or in Dividend Shares (as determined from time to time by the Administrator). Dividend Equivalents will be paid to the Participant or their nominee at such time as the Shares subject to the Free Share and/or Matching Share award are issued or transferred to the Participant unless the Administrator decides that any Dividend Shares should be held in accordance with section 6.1.

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6.3
The Nominee is not required to pay a Participant any interest earned on any dividend to which the Participant is entitled. The Nominee may retain any interest on such terms as the Administrator decides.

7	EVENTS AFFECTING SHARE CAPITAL

7.1	Share Capital Variation

(a)
The Participant (or anyone authorised by him) has the right to direct the Nominee on the appropriate action to take (if any) in relation to any right relating to a Participant's Plan Shares in connection with a Share Capital Variation. The Nominee may not take any action without such a direction. If the Nominee has not received the necessary direction and funds needed to carry out the direction before such time as the Nominee specifies, it will allow the right to lapse. If the Nominee is to be involved in any liability, it may require an indemnity which it considers appropriate from the Participant.

(b)	In the event of a Share Capital Variation, the Administrator may adjust the number or class of Shares or securities subject to any Free Share or Matching Share award.

7.2	Change of Control and Corporate Events

(a)
The Participant (or anyone authorised by him) has the right to direct the Nominee on the appropriate action to take in relation to any offer or right relating to a Participant's Plan Shares in connection with a Change of Control or Corporate Event. The Nominee may not take any action without such a direction. On a Change of Control or Corporate Event, any consideration consisting of new shares or securities will be held by the Nominee as Plan Shares as if they were the original Plan Shares.

(b)	In the event of a Change of Control or, if the Administrator so decides, a Corporate Event, a Participant's Free Shares and/or Matching Shares will Vest at the time of the relevant event.

7.3	Fractional entitlements
Where, following any offer referred to in section 7.1 (Share Capital Variation), the Nominee receives rights or securities in respect of Plan Shares, it will allocate them among the Participants concerned on a proportionate basis, rounding down if necessary. The Nominee will then aggregate any fractions not allocated and sell the unallocated rights and securities. The Nominee will deduct all expenses of sale and applicable tax and social security from the proceeds of sale and distribute the net proceeds of sale proportionately among the Participants whose allocation was rounded down. However, if a Participant's entitlement is less than the transfer costs (wire fees) to be incurred in distributing the entitlement, the Nominee may retain that entitlement and use it to pay the expenses of the Plan.

8	SHARE RIGHTS

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8.1	Rights
Except as otherwise provided in the Plan, Plan Shares will receive identical treatment and rank pari passu in all respects with all other shares of common stock of the Company and in particular in respect of each of the following, where applicable:

(a)
the dividend payable (provided that Plan Shares which have been newly issued may receive, in respect of dividends payable by reference to a period beginning before the date on which such Plan Shares were issued, treatment that is less favourable than that accorded to Shares issued before that date) and further provided that the Nominee may award Shares, a proportion of which will rank for dividends or other rights attaching to Shares by reference to a record date preceding the relevant Award Date and a proportion of which will not. If this happens, the Nominee will award the Shares to each Participant as far as practicable in those same proportions.;

(b)	repayment rights;

(c)	restrictions attaching to the Shares; and

(d)	any offer of substituted or additional shares, securities or rights of any description in respect of Shares.

8.2	Voting

(a)
The Nominee may invite Participants to direct it on the exercise of any voting rights attaching to Plan Shares registered in the name of the Nominee. The Nominee may not take any action without such a direction. The Nominee will only be entitled to vote on a show of hands if all directions received from Participants who have given directions in respect of a particular resolution are identical. The Nominee will not be under any obligation to call for a poll. In the event of a poll the Nominee will vote in accordance with the directions of Participants.

(b)	The Nominee must not vote in respect any Shares it holds under the Plan which have not been registered in the name of the Nominee.

(c)
A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to a Free Share or Matching Share award until the Shares are issued or transferred to the Participant or to the Nominee to hold on behalf of the Participant.

8.3	Dealing with Plan Shares
Subject to the Provisions the Nominee will deal with a Participant's Plan Shares at all times in accordance with the lawful directions given by or on behalf of that Participant or any person in whom the beneficial interest in his Plan Shares is for the time being vested. The Nominee will obey any directions given by a Participant in accordance with the Provisions in relation to his Plan Shares and any rights and income relating

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to those Shares (but in the absence of any such direction, or provision of the Plan, the Nominee need not seek such direction and will take no action).

8.4	Stamp duty on Plan Shares
Any stamp duty payable on a transfer of a Participant's Plan Shares to him will be paid by the Trustee.

9	PERSONAL DATA

9.1
By participating in the Plan, a Participant consents to the holding and processing of personal data provided by the Participant to any member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(a)	administering and maintaining Participant records;

(b)	providing information to any taxation authority, members of the Group, the trustee of any employee benefit trust, registrars, brokers or third party administrators of the Scheme;

(c)	providing information to future purchasers of the Company or the business in which the Participant works; and

(d)
transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Participant's home country.

9.2
Section 9.1 shall not apply to the processing of data of Eligible Employees based in the European Economic Area and instead the Company and any member of the Group will process the data of such Eligible Employees in accordance with:

(i)	the applicable data privacy policy or policies adopted by the Company or other member of the Group; and

(ii)	the data privacy notice(s) provided to the Eligible Employee covering the processing of the Eligible Employee's data in connection with the Scheme.

10	NOTICES AND DIRECTIONS FROM PARTICIPANTS

10.1
Any direction to the Nominee in respect of a Participant's Plan Shares must be given in writing by or on behalf of the Participant or any person in whom the beneficial interest in his Plan Shares is for the time being vested.

10.2
Any notice or other communication under or in connection with the Plan may be given by electronic mail, personal delivery or by sending the same by first class post, in the case of a company to its registered office, and in the case of an individual to his last known address. Where a notice or other communication is given by first

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class post, it will be deemed to have been received 5 Business Days after it was put into the post properly addressed and stamped.

10.3	The Company may send to the Participants copies of any documents or notices normally sent to its shareholders.

11	TAX

11.1	Capital receipts and other amounts
When the Nominee receives money in relation to Plan Shares or the proceeds of any disposal, it will make the required deductions for tax and social security and pay the balance to the Participant. The Nominee may, however, retain any amount which is less than the transfer costs (wire fees) to be incurred in distributing the amount and use it for the purposes of the Plan.

11.2	Withholding
The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the relevant Group Company, an amount sufficient to satisfy any federal, state, local and foreign taxes (including the Holder's FICA, employment tax or other social security contribution obligation) required by law to be withheld or otherwise arising with respect to any taxable event concerning a Participant arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, satisfy such obligations by any payment means it deems appropriate including without limitation, by withholding Shares otherwise issuable under an Award (or allowing the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income (or such other number as would not result in adverse financial accounting consequences for the Company or any of its Subsidiaries).

12	AMENDMENTS

12.1
Except as otherwise provided in section 12.3, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, no amendment, suspension or termination of the Plan shall, without the consent of the holder of the Award, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

12.2
Notwithstanding section 12.1, the Board may not, except as provided in Provision 7, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action:

(a)	increase the limit imposed in section 3.1 on the maximum number of Shares which may be issued under the Plan, or

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(b)	reduce the price per share of any outstanding Award granted under the Plan.

12.3	Overseas considerations
Notwithstanding any other provision of the Plan, the Board may amend or add to the provisions of the Plan (by way of schedule or otherwise) as they consider necessary or desirable to facilitate the operation of the Plan in any jurisdiction or to enable the Plan to take advantage of any favourable tax or regulatory treatment, provided that any such addition or amendment does not vary the basic features of the Plan.

13	GENERAL

13.1	Relationship between the Plan and employment
The rights and obligations of any individual under the terms of his office or employment with any member of the Group will not be affected by his participation in the Plan or any right which he may have to participate in it and the Plan does not form part of any contract of employment between that individual and any member of the Group. A Participant whose office or employment is terminated for any reason whatsoever (and whether lawful or otherwise) will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under any Award then held by him or otherwise in connection with the Plan.

13.2	Administrator's power of interpretation
The Plan will be administered by the Administrator, which may from time to time make and vary Provisions and regulations consistent with the Plan and establish procedures for the administration and implementation of the Plan as it thinks fit, and in the event of any dispute or disagreement as to the interpretation of the Plan, or of any Provision, regulation or procedure, or as to any question or right arising from or related to the Plan, the decision of the Administrator will be final and binding on all persons.

13.3	Change in legislation
Any reference in the Plan to any legislation includes a reference to that legislation as from time to time modified, extended or re-extended.

13.4	Termination of the Plan
The Plan will be terminated at the end of the period of 10 years from the date it is approved by the shareholder of the Company or earlier as determined by the Board and, in respect of Awards granted under Schedule 2, in accordance with a Plan Termination Notice issued by the Company to the Nominee pursuant to paragraph 89 of ITEPA Schedule 2 (as defined in Schedule 2).

13.5	Governing law

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The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts thereof or of any other jurisdiction.

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Schedule 1
United States Employees

1	Purpose of this schedule

1.1
The purpose of this Schedule 1 is to provide "Eligible Employees," as such term is defined in this Schedule 1, a convenient opportunity to become shareholders of the Company through payroll deductions.

1.2
The Company intends the Plan, as modified by this Schedule 1, to qualify as an employee stock purchase plan under Section 423 of the United States Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the provisions of the Plan, as modified by and provided for in this Schedule 1, shall be construed in a manner consistent with the requirements of Code Section 423; provided, however, that the Company makes no representations to any Eligible Employee of the tax consequences of purchases of Investment Shares.

1.3
The provisions of the Plan (including, without limitation, the maximum number of offered Shares and the ten (10) year term of the Plan) shall apply in this Schedule 1 except as varied or replaced by this Schedule 1.

1.4	All paragraph references are to paragraphs in this Schedule 1.

2	Definitions.
In this Schedule 1 the terms defined below shall have the following meaning and, where applicable, shall replace the relevant definition in Section 1 of the Plan. Defined terms used in this Schedule 1 but not defined below shall have the meaning in Section 1.
"Applicable Restrictions Period" has the meaning given in paragraph 9.2.
"Compensation" means the base pay (including overtime), commissions and bonus amounts paid in cash to an Eligible Employee by a Participating Company with respect to an Offering Period. Notwithstanding the foregoing, the Company, in its sole discretion, may determine to exclude bonuses and commissions from Compensation for any given Offering Period, provided that any such determination shall apply consistently to all Employees who are granted purchase rights for such Offering Period.
"Eligible Employee" shall mean any person who is customarily employed for more than twenty (20) hours per week and for more than five (5) months during any calendar year, and who is having payroll taxes withheld from his/her Compensation on a regular basis, by a Participating Company; provided, however, to the extent permissible under United States Treasury Regulation Section 1.423-2(f), employees of a Participating Company who are solely citizens or residents of a country other

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than the United States are not Eligible Employees; and provided further, that such employee otherwise meets the eligibility requirements of Section 423 of the Code .
"Offering Period" means a time period consisting of the number of months, not in excess of twenty-seven (27) months, determined pursuant to paragraph 4.
"Participant" means an Eligible Employee who elects to participate in the Plan pursuant to this Schedule 1.
"Participating Company" means any Participating Company, as defined in Section 1 of the Plan, that employs Eligible Employees who are resident in the United States.
"Purchase Price" has the meaning given in paragraph 8.
“Shares” means shares of common stock of the Company.

3	Eligibility

3.1
Any Eligible Employee may participate in the Plan by completing the appropriate investment election forms specified by the Company, and delivering such forms to the Company by the tenth (10th) day of the month prior to the commencement of an Offering Period. All Participants shall have the same rights and privileges in accordance with Section 423 of the Code.

3.2
No Eligible Employee who becomes a Participant shall be entitled to acquire Investment Shares if, immediately after the acquisition, that Participant (together with any other person whose Investment Shares and other shares of the Company and any Subsidiaries would be attributed to such Participant pursuant to Section 424(d) of the Code) would own Shares and other shares or hold outstanding rights to purchase Shares or other shares, or both, possessing five percent (5%) or more of the total combined voting power or value of Shares and other shares in the Company or in any Subsidiaries.

3.3
No Participant shall have the right to purchase Shares in excess of the limitations specified in Section 423(b)(8) of the Code. Therefore, the maximum value of the Shares and other shares that a Participant may accrue at a rate or acquire in a calendar year under all employee purchase plans (described in Code Section 423) of the Company and its Subsidiaries, when aggregated, is US $25,000 of the Market Value of the Shares and other shares determined on the first day of each Offering Period (which is equal to US $21,250 at 85% of the Market Value).

4	Offering Period

4.1
Initially there will be two (2) Offering Periods each calendar year, each for a six- (6-) month period commencing on January 1 and July 1, and ending on June 30 and December 31, respectively. The Board may change the duration, frequency, start and end date of an Offering Period for future calendar years.

4.2	A Participant shall cease to be a Participant upon the earliest to occur of:

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(a)	the date of a withdrawal under paragraph 10 below, or

(b)	the date the Participant otherwise ceases to be an Eligible Employee.

4.3
The start and end of any Offering Period must be set out in the investment election form completed by the Participant pursuant to paragraph 3.1 before the first Contribution is deducted from a Participant's Compensation. The Offering Period must start on or before the date of the first Contribution.

4.4
If, during an Offering Period, a transaction or other corporate event described in Code Section 424 occurs, then unless the Plan is assumed, the Offering Period will be shortened by the Board setting a new last day of the Offering Period that is prior to the closing date of such transaction; and the new date of purchase of Investment Shares shall be communicated to the Participants.

5	Making Contributions

5.1	Contributions will be deducted from the Participant's Compensation on each pay date after the start of the Offering Period.

5.2	All Contributions are made after any payroll deductions for tax and social security contributions.

6	Holding Contributions
The Contributions will be held by the Company or a Participating Company in a non-interest bearing notional account until they are used to acquire Investment Shares on the Participant's behalf pursuant to paragraph 8 or returned to the Participant pursuant to the provisions of the Plan.

7	Varying Contributions
A Participant may elect to decrease or terminate his rate of Contributions by submitting a notice to the Company on such terms as set by the Company from time to time. The new rate of Contributions will take effect on the date specified by the Company. The Committee may set a limit on the number of times a Participant is permitted to vary his rate of Contributions.

8	Purchase of Shares

8.1
Investment Shares shall be acquired for each Participant (with each Participant's Contributions for an Offering Period) automatically on the last day of the Offering Period or, if that is not a Business Day, on the previous Business Day. The Company or applicable Participating Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes (including employment taxes) which may be required under applicable law, including the withholding of such taxes from other compensation payable to the Participant. Each Participant, however, shall be responsible for the payment of all individual tax liabilities of the Participant relating to his or her participation in the Plan.

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8.2	The number of Investment Shares purchased shall be determined by dividing the Participant's Contributions by the Purchase Price, subject to the adjustments provided for in paragraph 9 below.

8.3
The "Purchase Price" shall be the lesser of (i) 85% of the Market Value of a Share on the first day of the relevant Offering Period, and (ii) 85% of the Market Value of a Share on the last day of the Offering Period.

9	Delivery

9.1
Investment Shares acquired for a Participant under paragraph 8 shall, as determined by the Company, either be delivered (in non-certificated or certificated form) to the Participant, a brokerage account established for the Participant at a Company-designated brokerage firm, or to the Nominee to be held on behalf of the Participant.

9.2
Unless otherwise determined by the Company, a Participant may not sell, assign, pledge or otherwise transfer any Investment Shares purchased under the Plan for a period of two (2) years after the beginning of an Offering Period or one (1) year from the last day of an Offering Period for which such Shares were acquired (the "Applicable Restriction Period") except, pursuant to paragraph 11, upon the death of a Participant. Once any Applicable Restriction Period has expired, a Participant may elect to have the applicable Shares delivered to the Participant or to an account established by the Participant with any brokerage firm.

9.3	The cost of any disposition of Shares acquired through participation in the Plan shall be the sole responsibility of the Participant.

10	Withdrawal

10.1
A Participant whose employment terminates for any reason (including, but not limited to, retirement or death) during an Offering Period and prior to the last day of such Offering Period will be deemed to have withdrawn from the Plan effective immediately upon the date of such termination of employment.

10.2
If a Participant withdraws from the Plan under the terms of this paragraph 10, no Shares will be purchased for the Offering Period in which the Participant's employment terminates, as applicable. Any Contributions accumulated for the Participant will be returned to the Participant as soon as practicable.

10.3	In the event of the Participant's death, all Contributions and Shares shall be paid to the Participant's beneficiary, estate or other party as provided in paragraph 11 below.

11	Designation of Beneficiary

11.1
A Participant may file with the Company a written designation of a beneficiary who is to receive any cash to his or her credit under the Plan in the event of the Participant's death before the end of an Offering Period, or any Shares and cash to his or her credit under the Plan in the event of the Participant's death on or after the end of an Offering Period but prior to the delivery of such Shares and cash. A beneficiary may be changed by the Participant at any time by notice in writing to the Company.

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11.2
Upon the death of a Participant, the Company shall deliver such Shares or cash, or both, to the beneficiary designated under paragraph 11.1. In the event a Participant dies and is not survived by a designated beneficiary, the Company shall deliver such Shares or cash, or both, to the personal representative of the estate of the deceased Participant. If to the knowledge of the Company no personal representative has been appointed within ninety (90) days following the date of the Participant's death, the Company, in its discretion, may deliver such Shares or cash, or both, to the surviving spouse of the deceased Participant, or to any one or more dependents or relatives of the deceased Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.3
No designated beneficiary shall, prior to the death of the Participant by whom the beneficiary has been designated, acquire any interest in the Shares or cash credited to the Participant under the Plan.

12	Waiver
No liability whatever shall attach to or be incurred by any past present or future shareholders, officers or directors, as such, of the Company or any Subsidiary, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied, and any and all liabilities of, and any and all rights and claims against, the Company or any Subsidiary, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Eligible Employee as a part of the consideration for any benefits by the Company under this Plan.

13	Securities Law Restrictions
Shares shall not be issued under the Plan unless (a) the exercise of the related purchase right and the issuance and delivery of the shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the United States Securities Act of 1933, as amended, and any rules and regulations promulgated pursuant to such laws and with the requirements of any stock exchange upon which the shares may then be listed; and (b) the express approval of counsel for the Company with respect to such compliance is first obtained. The Company reserves the right to place an appropriate legend on any certificate representing Shares issuable under the Plan with any such legend reflecting restrictions on the transfer of the shares as may be necessary to assure the availability of applicable exemptions under federal and state securities laws.
15     Shareholder Approval
In compliance with Code Section 423, the Plan will be submitted to the Company's shareholders for approval within twelve (12) months following its adoption by the Board; and the effectiveness of this Schedule 1 is subject to approval by the shareholders within such twelve (12) month period.

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SCHEDULE 2
United Kingdom Employees

1	Purpose of this Schedule

1.1	The provisions of this Schedule 2 shall govern invitations made to join the Plan and awards of Free Shares and/or Matching Shares to UK Eligible Employees who are resident in the United Kingdom.

1.2	The Plan must not provide benefits to UK Participants otherwise than in accordance with this Schedule 2 and in particular must not provide cash to UK Participants as an alternative to Shares.

1.3
Section 1.2 does not prohibit an Eligible Employee receiving a benefit from the Company as a result of any Shares held on his behalf under the Plan where that Eligible Employee would have received the same benefit from the Company had the Shares been acquired by that Eligible Employee otherwise than by virtue of the Plan.

1.4
The Company will register the Plan with HM Revenue & Customs in accordance with Part 10 of ITEPA Schedule 2 after it has been adopted by the Board and in any event before the 6 July after the end of the Tax Year in which the first Awards are made.

2	Definitions
In this Schedule the terms defined below shall have the following meaning and, where applicable, shall replace the relevant definition in section 1. Defined terms used in this Schedule but not defined below shall have the meaning in section 1.
"Acquisition Date" means the date determined by the Trustee in accordance with the Provisions on which it acquires Investment Shares (or, as the case may be, Dividend Shares) on behalf of an Eligible Employee.
"Associated Company" has the meaning given to it by paragraph 94 of Schedule 2.
"Connected Company" has the meaning given to it in paragraph 18(3) of ITEPA Schedule 2.
"Contributions" means money deducted from an Eligible Employee's Salary pursuant to a Partnership Share Agreement and held by the Trustee to acquire Investment Shares or to be returned to such a person.
"Free Share Agreement" means an agreement issued in accordance with the terms set out in Part 1 of this Schedule 2 and, where relevant, Part 4 of this Schedule 2;
"IT(EP)A" means the Income Tax (Earnings and Pensions) Act 2003.
"ITEPA Schedule 2" means Schedule 2 to IT(EP)A.

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"Market Value" means the closing price of a Share on any day on which the Nasdaq (or other applicable exchange) is open for business or, in respect of any day on which the Nasdaq (or other applicable exchange) is not open for business, the closing price on the preceding day. If more than one price is shown as the closing price the Market Value shall be the lower price plus one half of the difference between the two figures.
"NICs" means National Insurance contributions.
"Partnership Share Agreement" means an agreement issued in accordance with the terms set out in Part 2 of Schedule 2 and, where relevant Parts 3 and 4 of Schedule 2.
"Plan Shares" means Free Shares, Matching Shares, Investment Shares or Dividend Shares subscribed for or purchased by the Nominee under the Plan together with all shares subsequently acquired by the Nominee by virtue of exercising any rights attaching to such Shares and, in respect of Awards made under Schedule 2 together with any new shares (within the meaning of paragraph 87 of ITEPA Schedule 2) (subject always to the provisions contained in paragraph 88 of ITEPA Schedule 2), which remain subject to the Plan.
"Plan Termination Notice" means a notice issued under paragraph 89 of Schedule 2.
"Relevant Employment" means employment by the Company or any Associated Company.
"Salary" has the meaning given to it in paragraph 43(4) of ITEPA Schedule 2.
"Schedule 2 SIP" means a share incentive plan that has been certified by the establishing company as complying with the requirements of ITEPA Schedule 2 and notified to HM Revenue & Customs in accordance with paragraph 81A of ITEPA Schedule 2.
"Surplus Assets" means all other assets being Trust Property of the Trust other than Unawarded Shares, Plan Shares and Partnership Share Money.
"Tax Year" means a period of 12 months beginning on any 6 April and ending on the following 5 April.
"Trustee" means such person or persons who is or are the trustees from time to time of the Plan.
"Trust Property" means any shares, money and other property from time to time in the name of, transferred to or held by the Trustee or under its control and subject to the terms of this deed.
"UK Eligible Employee" means any individual who at the Award Date:

(a)	is an employee of a Constituent Company; and

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(b)	is in such employment on:

(i)	the date an Award of Free Shares is made;

(ii)	where an Award of Investment Shares without an Offering Period (and any related Matching Shares) is made, the date of the deduction of Partnership Share Money; and

(iii)	where an Award of Investment Shares with an Offering Period (and any related Matching Share Award) is made, the date of the first deduction of Partnership Share Money; and

(c)	has held employment with a "qualifying company" (within the meaning given to it in paragraph 17 of ITEPA Schedule 2) at all times during any relevant Qualifying Period; and

(d)	is a UK-resident tax payer (within the meaning set out at paragraph 8(2) of ITEPA Schedule 2);
"Unawarded Shares" means Shares held by the Trustee that have not been awarded to a Participant pursuant to the Provisions, or having been so awarded, have been forfeited by the Participant in accordance with the Provisions.

3	Eligibility

3.1	Participation in other share incentive plans
For the purposes of Awards granted under this Schedule 2, if a person participates in an Award under the Plan in a Tax Year in which that person has already participated in an award of shares under one or more other plans that are ITEPA Schedule 2 SIPs and established by the Company or a Connected Company then the limits set out in:

(a)	paragraph 35 of ITEPA Schedule 2 (maximum annual award of Free Shares); and

(b)	paragraph 46 of ITEPA Schedule 2 (maximum amount of Partnership Share Money deductions);
will apply as if the Plan and other such plans were a single plan.

3.2	Excluded individuals
An individual is not eligible to participate in an Award where:

(a)	their participation is excluded by paragraphs 18 or 18A of ITEPA Schedule 2 (maximum participation in other Schedule 2 SIPs or connected Schedule 2 SIPs in a Tax Year); or

(b)	following the communication from the Administrator in accordance with section 4 (Form of Invitation and Application), the individual has notified the

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Administrator that he or she does not wish the Trustee to appropriate Shares to him or her.

3.3	Identifying UK Eligible Employees
Whenever the Company intends to offer Plan Shares, the Administrator will identify all individuals who are not then participating in the Plan (and, if applicable, all UK Eligible Employees who have, since the Plan was last operated, revoked under paragraph 3.2(b) any notification previously sent to them) but who are expected to be UK Eligible Employees at the Award Date; and will communicate in writing with each of those individuals asking whether they wish to be a Participant.

4	Allocation of funds for purchase of shares

4.1	Source of funds
A Participating Company may at any time allocate funds for the purposes of the Plan in accordance with the Provisions, provided that it will only pay to the Trustee such sums as are required in connection with the acquisition of Free or Matching Shares by the Trustee for appropriation to UK Eligible Employees who are for the time being employed by that Participating Company.

4.2	Amount of funds
The amount of the funds to be allocated will be such amount (if any) as the Administrator may determine and notify to each Constituent Company save that in the case of any Subsidiary such amount (if any) will be determined by agreement between the Administrator and the directors of the Subsidiary.

4.3	Notification of Trustee
The amount of the funds will be notified in writing to the Trustee as soon as it has been determined and will be paid to the Trustee by the Participating Companies. The Administrator will also notify the Trustee of the number of Shares (if any) that are to be made available for subscription by the Trustee and the price at which those Shares are to be offered for subscription.

4.4	Acquisition of Shares by Trustee
The Trustee will apply the amount paid to it under paragraph 4.1 in the acquisition of Shares if and to the extent that Shares are offered to it and at the price notified to it pursuant to paragraph 4.3 and any balance will be applied in purchasing Shares from existing shareholders (and paying any stamp duty which arises as a result of that purchase, or other expenses of the Trustee incurred in operating the Plan).

5	Determination of initial market value
Before Shares are appropriated by the Trustee on any occasion, the Trustee will determine the Initial Market Value of such Shares in accordance with these Provisions.

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6	Making of awards

6.1	Free Share Awards
The Administrator may at any time (subject always to paragraph 7) make an award of Free Shares in accordance with Part 1 of this Schedule 2.

6.2	Partnership Share Awards
The Administrator may at any time (subject always to paragraph 7) make arrangements to put in place Partnership Share Agreements in accordance with Part 2 of this Schedule 2.

6.3	Matching Share Awards
Where Partnership Share Agreements are to be or have been put in place, the Administrator may (subject always to paragraph 7) award Matching Shares in accordance with Part 3 of this Schedule 2.

6.4	Dividends
Each Free Share Agreement and Partnership Share Agreement will make provision (subject always to paragraph 7) in relation to dividends in accordance with Part 4 of this Schedule 2.

7	Obligations of participants

7.1	Contract for Plan Shares
Section 4.1(e) shall not apply to Awards granted under Schedule 2.
Subject to paragraph 7.2 each Participant is bound in contract with the Company:

(a)	to permit his Free Shares, Matching Shares and/or Dividend Shares (as the case may be) to remain in the hands of the Trustee throughout the relevant Holding Period;

(b)	not to assign, charge or otherwise dispose of the beneficial interest in his Plan Shares during the relevant Holding Period; and

(c)
if he directs the Trustee to transfer the ownership of his Plan Shares to him at any time during the Holding Period (or at any other time at which the Participant suffers a liability to income tax or NICs on his Plan Shares as a result of such a transfer), to pay to the Trustee before the transfer takes place a sum equal to such income tax and NICs to enable the Trustee to meet its PAYE obligations pursuant to paragraph 79 of ITEPA Schedule 2.

7.2	Holding Period
For the purposes of paragraph 7.1:

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(a)
in relation to each Award of Free Shares or Matching Shares, the Holding Period is a period specified by the Administrator, of not less than 3 years beginning with the Award Date, and will be the same for all Participants who receive an Award at the same time. The Holding Period may not be increased in respect of Free Shares or Matching Shares already awarded under the Plan; and

(b)
in respect of Dividend Shares the Holding Period is the period of 3 years beginning with the relevant Acquisition Date. The Holding Period may not be increased in respect of Dividend Shares already awarded under the Plan.

7.3	Plan Shares and Company events
Section 7 (Events affecting Share Capital) shall not apply to Awards granted under Schedule 2.
Paragraph 7.1 does not prevent the Participant from directing the Trustee to:

(a)
accept an offer for any of their Free, Matching or Dividend Shares (in this Provision referred to as 'the Original Shares'), if such acceptance or agreement will result in a new holding, as defined in Section 126(1)(b) of the Taxation of Chargeable Gains Act 1992, being equated with the Original Shares for the purposes of capital gains tax; or

(b)
agree to a transaction affecting their Original Shares or such of them as are of a particular class, if the transactions would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(i)	all the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

(ii)
all the shares, or shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participating in a plan that is a Schedule 2 SIP; or

(c)
accept an offer of cash, with or without other assets, for their Original Shares if the offer forms part of a general offer which is made to holders of shares of common stock of the Company and which is made in the first instance on a condition such that if it is satisfied the person making the offer will have control of the Company, within the meaning of section 450 of the Corporation Tax Act 2010; or

(d)
accept an offer of a qualifying corporate bond (as construed in accordance with section 117 of the Taxation of Chargeable Gains Act 1992), whether alone or with cash or other assets or both, for his Original Shares if the offer forms part of a general offer which is made as mentioned in section 7.3(c).

8	Company reconstructions, amalgamations etc.

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Section 7.2 (Change of Control and Corporate Events) shall not apply to Awards granted under Schedule 2.
In the event of a transaction relating to the Company that falls within the definition of "company reconstruction" in paragraph 86 of ITEPA Schedule 2, Plan Shares will be dealt with in accordance with paragraph 87 of ITEPA Schedule 2.

9	Rights Issues
Sections 7.1 (Share Capital Variation) and 7.3 (Fractional Entitlements) shall not apply to Awards granted under Schedule 2.

(a)	Notification of Participants
In the event of the Company making an offer to its shareholders on a rights basis such offer will be extended to the Trustee in respect of the total number of Plan Shares. The Trustee will notify each Participant concerned of the rights that are attributable to his Plan Shares. A Participant will be at liberty to direct the Trustee to accept such offer in respect of all of his Plan Shares and subject to paragraph (b) any shares subscribed for by the Trustee under this Provision will be treated as Plan Shares in relation to any Participant and any cash arising from the disposal of rights (except insofar as used to accept the offer) will be accounted for to the relevant Participant (subject to deduction of any applicable income tax and NICs).

(b)	Excluded events
Paragraph (a) does not apply:

(i)
to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Trustee disposing of rights in accordance with this Provision; or

(ii)	where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of the Company.

10	Termination of plan

10.1
If the Plan is terminated pursuant to section 13.4 (Termination of the Plan), the Company will without delay following execution of a Plan Termination Notice provide a copy of the notice to the Trustee, HM Revenue & Customs and each individual who has Plan Shares or who has entered into a Partnership Share Agreement which was in force immediately before the Plan Termination Notice was issued.

10.2	On the issue of a Plan Termination Notice or on the expiry of the Trust Period paragraph 90 of ITEPA Schedule 2 will have effect.

10.3	If:

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(a)
the Plan is no longer to be a Schedule 2 SIP by virtue of paragraph 81H of ITEPA Schedule 2 (HM Revenue & Customs determining that the Plan does not or has not met the requirements of Schedule 2) or paragraph 81I of ITEPA Schedule 2 (the Company failing to pay a fine for less serious non-compliance with ITEPA Schedule 2); or

(b)	a Plan Termination Notice is issued;
any Partnership Share Money held on behalf of UK Eligible Employees will be repaid to them as soon as practicable after the closure notice or default notice is given by HM Revenue & Customs to the Company or the Plan Termination Notice is notified to the Trustee, subject to deduction of income tax under PAYE and employee's NICs.

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Part 1

1	FREE SHARES

1.1	Awarding Free Shares
Where the Administrator decides to offer Free Shares, it will notify the Trustee of the date that is to be the relevant Award Date. Those UK Eligible Employees who wish to participate in the Plan in respect of that offer will within the period of 14 days after receipt of the communication referred to in section 4 (or such further period as the Administrator may allow) enter into a Free Share Agreement in accordance with the provisions of this Part 1.

1.2	Number of Shares in Awards
Subject to paragraph 1.3, the number of Free Shares to be appropriated by the Trustee to each UK Eligible Employee on any Award Date will be determined by the Administrator and the entitlement of each UK Eligible Employee expressed as:

(a)	a fixed number of Shares; and/or

(b)	a fixed number of Shares determined by the Administrator by reference to a proportion of Salary; and/or

(c)	a fixed amount determined by the Administrator (whether by reference to a number of Shares or a number of Shares with a market value equal to a fixed sum).

1.3	Conditions for Awards
In respect of each Award of Free Shares:

(a)	in any year the basis of calculation of the entitlement of each UK Eligible Employee will be the same;

(b)	every UK Eligible Employee will be invited to participate on the same terms and that those who do participate must actually do so on the same terms; and

(c)
the aggregate of the Initial Market Value of the Free Shares appropriated to a UK Eligible Employee in any Tax Year will not exceed £3,600 or such other amount as may be prescribed from time to time for the purposes of paragraph 35 of ITEPA Schedule 2.

1.4	Free Shares to be held by Trustee
The Free Shares to which each UK Eligible Employee is entitled as a result of the determinations described above will be appropriated to the UK Eligible Employee at

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the aggregate of their Initial Market Values but will be registered in the name of the Trustee on their behalf.

1.5	Pro-rating of Shares with different rights
In the event that the Trustee acquires Shares for appropriation on an Award Date and some of those Shares carry a right of any kind which is not carried by every other Share, then the Shares which carry such right will so far as practicable be appropriated pro rata according to the number of Shares appropriated to each UK Eligible Employee on the Award Date.

1.6	Awards may be subject to Performance Allowances
"Performance Allowances" means the criteria for an Award of Free Shares where:

(a)	whether Shares are awarded; or

(b)	the number or value of Shares awarded;
is conditional upon performance targets being met.
The number of Free Shares (if any) to be appropriated to each UK Eligible Employee on a given Award Date may be set by reference to such Performance Allowances as may be determined by the Administrator provided that:

(a)	the Administrator must adopt either Method 1 as set out in paragraph 1.8 or Method 2 as set out in paragraph 1.9 below;

(c)
the Performance Allowances will be determined by reference to such fair and objective criteria (performance targets) relating to business results as the Administrator may determine over such period as the Administrator may specify;

(d)	performance targets must be set for performance units of one or more employees;

(e)	for the purposes of an Award of Free Shares an employee must not be a member of more than one performance unit; and

(f)	all UK Eligible Employees must be subject to the same Performance Allowances determined in accordance with these Provisions.

1.7	Notice to Participants of Performance Allowances
Where the Administrator decides to use Performance Allowances in relation to an Award it will, as soon as reasonably practicable:

(a)
notify each UK Eligible Employee participating in the Award of the performance targets and measures which, under the Plan, will be used to determine the number or value of Free Shares awarded to him; and

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(b)
notify all UK Eligible Employees of any Constituent Company, in general terms, of the performance targets and measures to be used to determine the number or value of Free Shares to be awarded to each Participant in relation to the Award.

1.8	Performance Allowances: method 1
By this method:

(a)	at least 20% of the Free Shares awarded in any performance period will be awarded without reference to performance;

(b)	the remaining Free Shares will be awarded by reference to performance; and

(c)
the highest number of Shares awarded to an individual by reference to performance in accordance with sub-paragraph (b) in any period will be no more than four times the highest number of shares awarded to an individual without reference to performance in accordance with sub-paragraph (a).

If this method 1 is used:

(i)	the Free Shares awarded without reference to performance (sub-paragraph (a)) will be awarded on the same terms mentioned in paragraph 1.2 as qualified by paragraph 1.3; and

(ii)	the Free Shares awarded by reference to performance (sub-paragraph (b)) need not be allocated on the same terms mentioned in paragraph 1.2 as qualified by paragraph 1.3.

1.9	Performance Allowances: method 2
By this method:

(a)	some or all Free Shares will be awarded by reference to performance;

(b)
the Award of Free Shares to UK Eligible Employees who are members of the same performance unit (as referred to in paragraph 1.6) will be made on the same terms mentioned in paragraph 1.2 as qualified by paragraph 1.3; and

(c)	Free Shares awarded to each performance unit will be treated as separate Awards.

1.10	Forfeiture
For the purposes of this sub-paragraph, "Forfeiture Period" means a period of no more than 3 years beginning with the date on which the relevant Free Shares are awarded to the Participant and specified in the relevant Free Share Agreement.

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The Free Shares to be appropriated to each UK Eligible Employee on a given Award Date may at the Administrator's discretion be made subject to forfeiture (meaning that a Participant will cease to be beneficially entitled to them):

(a)	on the Participant ceasing to be in Relevant Employment at any time in the Forfeiture Period; and/or

(b)	on the Participant withdrawing the Free Shares from the Plan during the Forfeiture Period, otherwise than by reason of death, injury, disability, redundancy, retirement, a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or the employing company of the Participant ceasing to be an Associated Company provided that the forfeiture of Free Shares will not be linked to the performance of any person or persons and the same provision for forfeiture will apply in relation to all Free Shares appropriated at the same award Date.

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Part 2

2	INVESTMENT SHARES

2.1	Invitation to acquire Investment Shares
The Administrator may at any time invite every UK Eligible Employee to enter into a Partnership Share Agreement in accordance with the provisions of this Part 2 of Schedule 2 and will specify in the invitation (or other information issued with, or made available to UK Eligible Employees at the same time as, the invitation):

(a)	if the Administrator in its absolute discretion has so decided, the maximum aggregate number of Shares to be included in all Awards of Investment Shares in response to that invitation;

(b)
if the Administrator has so determined, the minimum amount to be deducted under a Partnership Share Agreement on any occasion (provided that the amount must be the same in relation to all Partnership Share Agreements entered into in response to invitations issued on that occasion and must not be greater than £10);

(c)	whether or not there is to be an Offering Period (which must not exceed 12 months) and if so:

(i)	its length; and

(ii)	whether the number of Shares acquired on behalf of each Participant will be determined by reference to:

(A)	the Market Value of the Shares at the beginning of the Offering Period;

(B)	the Market Value of the Shares on the Acquisition Date; or

(C)	the lower of the Market Value of the Shares at the beginning of the Offering Period and the Market Value of the Shares on the Acquisition Date.

2.2	Forfeiture
Investment Shares must not be subject to any provision under which they may be forfeited while the Participant is in Relevant Employment.

2.3	Contents of Partnership Share Agreement
Each Partnership Share Agreement must contain:

(a)
a notice as prescribed under paragraph 48 of ITEPA Schedule 2 (statement as to possible effect on Participant's entitlement to social security benefits, statutory sick pay and statutory maternity pay);

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(b)	an undertaking by the Company to notify each Eligible Employee of any restriction on the number of Shares to be included in an Award, which must be given:

(i)	if there is no Offering Period, before the deduction of the Contributions relating to the Award; and

(ii)	if there is an Offering Period, before the beginning of the Offering Period relating to the Award; and

(c)
if there is to be an Offering Period, its length and which Market Value (from the alternatives specified in paragraph 2.1(c)(ii)) will be applied to determine the number of Investment Shares to be acquired.

2.4	Authority for deductions from salary
Subject to the Provisions, the amount of Contributions will be the amount that an Eligible Employee specifies in the Partnership Share Agreement that they are willing to allow to be deducted from Salary (whether paid monthly or at other intervals).

2.5	Limits on deductions
The maximum permitted amount of Contributions deducted from the Participant's Salary may not exceed the lowest of:

(a)	£1,800 in any Tax Year or such other amount as may be prescribed from time to time for the purposes of paragraph 46 of ITEPA Schedule 2;

(b)
where there is an Offering Period, 10% of the total of the payments of Salary made to such employee over that Offering Period or if there is no Offering Period, 10% of the Salary payment from which the deduction is made; and

(c)	such maximum amount (if any) as may have been determined by the Administrator for this purpose and specified in every invitation issued to UK Eligible Employees on that occasion.
Any amount deducted in excess of that allowed by this paragraph 2.5 must be paid over to the relevant Eligible Employee, subject to both deduction of income tax under PAYE and employee's NICs, as soon as practicable.

2.6	Investment of Partnership Share Money
The Company and Participating Companies will, as soon as practicable after deduction from a Participant's Salary, pass Contributions to the Trustee who will place such Contributions into an account with any bank as defined in section 1120 of the Corporation Tax Act 2010, in particular:

(a)	a person following within section 1120(2)(b) of the Corporation Tax Act 2010; or

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(b)	a firm falling within section 1120 (2)(c) of the Corporation Tax Act 2010;
until such money is either used to acquire Investment Shares on the relevant Acquisition Date, or, in accordance with the Plan, returned to the Eligible Employee from whose salary such Contributions have been deducted. The Trustee will account for any interest arising on this invested money to the Eligible Employee from whose Salary the Contributions have been deducted.

2.7	Purchasing Investment Shares

(a)
If there is no Offering Period the Trustee will acquire Investment Shares on behalf of an Eligible Employee using the Contributions on the Acquisition Date (which must be within 30 days of the last date on which the relevant deduction of Contributions was made, or such later date as may be allowed by paragraph 50(4) of ITEPA Schedule 2) and the number of Shares awarded to each employee will be determined in accordance with the Market Value of the Shares on that date.

(b)
If there is an Offering Period, the Trustee will acquire Shares on behalf of the Eligible Employee using the Contributions on the Acquisition Date (which must be within 30 days of the end of the Offering Period, or such later date as may be allowed by paragraph 52(5) of ITEPA Schedule 2) and the number of Shares acquired on behalf of each Participant will be determined by reference to the method for setting Market Value of the Shares specified in the relevant invitation (or related information) in accordance with paragraph 2.1(c)(ii).

2.8	Refund of surplus deductions
Any surplus Contributions remaining after the acquisition of Shares by the Trustee:

(a)	may, with the agreement of the Participant, be carried forward to the next Offering Period or the next deduction as the case may be; and

(b)	in any other case, will be paid over to the Participant, subject to deduction of both income tax under PAYE and employee's NICs, as soon as practicable.

2.9	Stopping and re-starting deductions
A Participant may stop and re-start deductions as follows:

(a)	A Participant may at any time give notice in writing to the Company to stop deductions under a Partnership Share Agreement.

(b)
A Participant who has stopped deductions may subsequently give notice in writing to the Company to re-start deductions under a Partnership Share Agreement, but may not make up deductions that have been missed.

(c)	If the Award of Investment Shares is subject to one or more Offering Periods, a Participant may not re-start deductions more than once in any Offering Period.

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(d)	Subject to a later date being specified in the notice:

(i)	the Company must within 30 days of receiving a notice under sub-paragraph(a), ensure that no further deductions are made by it under the Partnership Share Agreement; and

(ii)
the Company must on receiving a notice under sub-paragraph (a) re-start deductions under the Partnership Share Agreement not later than the date of the first deduction due under the Partnership Share Agreement more than 30 days after receipt of the notice under sub-paragraph (a).

2.10	Withdrawing from a Partnership Share Agreement
An Eligible Employee may withdraw from a Partnership Share Agreement at any time by notice in writing to the Company. Unless a later date is specified in the notice, such a notice will take effect 30 days after the Company receives it. Any Contributions then held on behalf of an Eligible Employee will be paid over to that Eligible Employee as soon as practicable. This payment will be subject to deduction of income tax under PAYE and employee's NICs.

2.11	Withdrawal of Investment Shares from the Plan
Once Investment Shares have been awarded to an Eligible Employee, he or she may at any time withdraw any or all Investment Shares from the Plan.

2.12	Participant leaving
If a Participant ceases to be in Relevant Employment for any reason Investment Shares will be withdrawn from the Plan and any Contributions held by the Trustee on his or her behalf will, subject to deduction of income tax under PAYE and employee's NICs, be repaid to the Participant as soon as reasonably practicable.

2.13	Roll-over of Partnership Share Agreement
If a transaction occurs during an Offering Period which results in a new holding of shares being equated for the purposes of capital gains tax with any of the Shares to be acquired under the Partnership Share Agreement, the employee may agree that the Partnership Share Agreement will have effect after that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

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Part 3

2	MATCHING SHARES

3.1	Requirements for Matching Shares
Matching Shares must:

(a)	be Shares of the same class and carrying the same rights as the Investment Shares to which they relate;

(b)	subject to paragraph 3.3, be awarded on the same day that the Investment Shares to which they relate are acquired on behalf of the Participant; and
be awarded to all UK Eligible Employees on exactly the same basis.

3.2	Contents of Partnership Share Agreement
Each Partnership Share Agreement will:

(a)	set out the basis on which a Participant is entitled to Matching Shares in accordance with this Part 3 of Schedule 2; and

(b)
specify the ratio of Matching Shares to Investment Shares for the time being offered by the Company (provided that such ratio may not exceed 2:1) and the circumstances and manner in which the ratio may be changed by the Administrator.

The Administrator may vary the ratio before Investment Shares are acquired. Each Participant must be notified of the terms of any such variation before his Investment Shares are awarded under the Partnership Share Agreement.

3.3	No fractions of Matching Shares
If the number of Investment Shares on that day are not sufficient to allow a whole Matching Share to be appropriated, the match will be made when sufficient Investment Shares have been acquired to allow at least one Matching Share to be appropriated.

3.4	Notification of Participants
As soon as practicable after any Matching Shares have been appropriated by the Trustee to a Participant, the Trustee will give the Participant notice of the appropriation specifying the number and description of Matching Shares appropriated, their Initial Market Value, the Award Date and the applicable Holding Period.

3.5	Forfeiture

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(a)
For the purposes of this sub-paragraph, "Forfeiture Period" means a period of no more than 3 years beginning with the date on which the relevant Matching Shares are awarded to the Participant and specified in the relevant Partnership Share Agreement.

(b)
Matching Shares to be appropriated to each Eligible Employee on a given Award Date may at the Administrator's discretion be made subject to forfeiture (meaning that a Participant will cease to be beneficially entitled to them) in the circumstances set out at paragraph (c) provided that:

(i)	the forfeiture of Matching Shares will not be linked to the performance of any person or persons; and

(ii)	the same provision for forfeiture will apply in relation to all Matching Shares included in the same Award of Matching Shares.

(c)	The circumstances in which the Administrator may determine that Matching Shares may be subject to forfeiture are:

(i)	on the Participant ceasing to be in Relevant Employment at any time in the Forfeiture Period; and/or

(ii)	on the Participant withdrawing the Matching Shares from the Plan in the Forfeiture Period; and/or

(iii)	on the Participant withdrawing the Investment Shares in respect of which those Matching Shares were awarded from the Plan within the Forfeiture Period;
otherwise than by reason of death, injury, disability, redundancy, retirement, a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or the employing company of the Participant ceasing to be an Associated Company.

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Part 4

3	DIVIDEND SHARES
Section 6 shall not apply to Awards granted under Schedule 2.

4.1	Rights and obligations of Dividend Shares
Each Free Share Agreement or Partnership Share Agreement as appropriate will set out the rights and obligations of the Participant in respect of dividends paid on Plan Shares.

4.2	How dividends are dealt with
The Administrator may in its absolute discretion:

(a)	direct that the Trustee apply all dividends attributable to Shares awarded to Participants to acquire Dividend Shares;

(b)	direct the Trustee to pay all dividends attributable to Shares awarded to Participants in cash to such Participants;

(c)	offer Participants the choice of either (a) or (b) above; or

(d)	revoke any direction for reinvestment of cash dividends.

4.3	Requirements for Dividend Shares
Dividend Shares must be shares:

(a)	of the same class and carrying the same rights as the Shares in respect of which the dividend is paid; and

(b)	which are not subject to any provision for forfeiture while the Participant is in Relevant Employment.

4.4	Nature of Dividend Shares
For the purposes of this Part 4, Dividend Shares are those acquired under this Plan and those acquired under any other plan established by the Company or any Associated Company that is a Schedule 2 SIP. In exercising its powers in relation to the acquisition of Dividend Shares the Trustee must treat Participants fairly and equally.

4.5	Acquisition of Dividend Shares
Where Dividend Shares are to be acquired the Trustee will apply all of the cash dividend to acquire Shares on behalf of the Participant on the Acquisition Date (which must be within 30 days of the date on which the relevant dividend was received by the Trustee, or such later date as may be allowed by paragraph 66(4) of ITEPA

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Schedule 2). The number of Dividend Shares acquired on behalf of each Participant will be determined by the Market Value of the Shares on the relevant Acquisition Date.

4.6	Carry-forward of excess amounts
Any amount that is not reinvested:

(a)	because the amount of the cash dividend is insufficient to acquire a whole Share; or

(b)	because there is an amount remaining after acquiring the Dividend Shares;
may be retained by the Trustee and carried forward to be added to the amount of the next cash dividend to be reinvested, but will be held so as to be separately identifiable for the purposes of paragraph 4.7.

4.7	Repayment of amounts not reinvested
If:

(a)	the Participant ceases to be in Relevant Employment; or

(b)	a Plan Termination Notice is issued;
any cash dividend that has not been reinvested will be paid to the Participant as soon as practicable after the end of that period or on cessation of Relevant Employment, as applicable. On making such a payment, the Participant will be provided with the information specified in paragraph 80 of ITEPA Schedule 2.

4.8	Dividend Shares ceasing to be Plan Shares
Where a Participant is charged to tax in the event of Dividend Shares ceasing to be subject to the Plan, he will be provided with the information specified in paragraph 80(4) of ITEPA Schedule 2.

4.9	Participant leaving
If a Participant ceases to be in Relevant Employment for any reason any cash dividend that has not been reinvested will be paid to the Participant as soon as practicable.

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SCHEDULE 3
Rest of World Employees

1	Purpose of this Schedule
The provisions of this Schedule 3 shall govern invitations made to join the Plan and awards of Free Shares and/or Matching Shares to ROW Eligible Employees who are not resident in either the United States of America or the United Kingdom.
Defined terms used in this Schedule shall have the meaning in Section 1.

1.1	Non-transferability of Awards
Every Award granted pursuant to this Schedule 3 is personal to the Participant to whom it is granted and must not be transferred, assigned, charged or mortgaged (except on death). If a Participant does or attempts to do any of these things, voluntarily or involuntarily, the Award will lapse.

2	Free Shares

2.1	Awards of Free Shares
The Administrator will award Free Shares to each Participant who is an Eligible Employee on the Award Date on the basis set out paragraph 2.3.

2.2	Limit
If the Plan is operated to provide Free Shares each Participant may be awarded, in any 12-month period, Free Shares with a maximum Initial Market Value of $10,000, or such other amount as determined by the Administrator in respect of that award of Free Shares.

2.3	Terms relating to Free Shares
Before the award of Free Shares, the Administrator will determine the following:

(a)	the method for calculating the number of Free Shares to be awarded for that operation of the Plan, including any Performance Measures which apply;

(b)	the Holding Period; and

(c)	any forfeiture provisions under paragraph 2.5.

2.4	Notification by the Company

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(a)	At the time of, or as soon as practicable after, the award of Free Shares, the Company will notify each Participant of the award. The Company will include in the notification:

(i)	the number of Free Shares subject to the award; and

(ii)	the applicable Holding Period.

(b)	If Performance Measures apply to the availability, number or value of Free Shares, the Company will notify Participants of the Performance Measures.

2.5	Forfeiture of Free Shares
Subject to paragraph 5.2(a), the Administrator may decide that an award of Free Shares will be made on the basis that, if Participants cease to be employed by a Group Company for any reason during the Holding Period (other than by reason of paragraph 5.2 or a Change of Control), they will forfeit the award.

3	Investment Shares

3.1	Amount of Contributions

(a)
The Administrator will determine the maximum Contribution which will apply in relation to the operation of the Plan from time to time and any such maximum will be set out in the application or otherwise notified to the Participant. If Contributions exceed these limits, the excess amount will be repaid to the Participant as soon as practicable.

(b)
The Administrator may from time to time set a minimum amount for Contributions on any occasion, irrespective of the intervals at which Contributions are to be made. If there is such a minimum amount, it will be set out in the application or otherwise notified to the Participant.

3.2	Making Contributions

(a)
The Contributions will be deducted from the Participant's Salary on each pay date after the Participant's application has taken effect pursuant to paragraph 3.2(d) or on such other date(s) as the Administrator may decide.

(b)	Where local rules prohibit deductions from Salary, the Participant may be permitted to make regular cash or other payments on such terms as the Administrator determine.

(c)
If the Administrator so decide from time to time, the Participant may be permitted to make a lump sum Contribution on such terms as the Administrator determine. Any lump sum Contribution permitted by the Administrator, when added to the Contributions made under paragraph 3.2(a) or 3.2(b) must not exceed the limits set for the relevant operation of the Plan pursuant to paragraph 3.1(a).

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(d)	All Contributions are made after any deductions for tax and social security contributions.

(e)	If a Participant ceases to be a Participating Employee, no further Contributions will be made.

3.3	Holding Contributions
The Contributions will be held by the Nominee, the Company or any relevant Participating Company in a non-interest bearing account until they are used to acquire Investment Shares on the Participant's behalf or returned to the Participant pursuant to the Provisions.

3.4	Use of Contributions on leaving the Plan
Where a Participant:

(a)	gives notice to withdraw from the Plan under paragraph 3.8; or

(b)	ceases to be a Participating Employee,
any Contributions held for the Participant will be used to acquire Investment Shares on the next allocation date, unless local rules require such Contributions to be returned to the Participant.

3.5	Excess Contributions
If so specified in the application, the Company may carry forward and add to the amount of the next Contribution any Contributions, or part thereof, not used to acquire Investment Shares. Alternatively, the Company may pay the excess to the Participant as soon as practicable.

3.6	Stopping and re-starting Contributions
A Participant may give notice to the Company to stop making Contributions. He may also give notice to the Company at any time that he wishes Contributions to re-start. If the Plan is operated with an Offering Period, the Administrator may determine whether Participants can re-start their Contributions more than once in an Offering Period. If such a determination is made, it will be set out in the application form or otherwise notified to the Participant.
The Company will arrange for Contributions to stop within 30 days of receiving the notice, unless a later date is specified. The Company will arrange for Contributions to re-start by the next due date for Contributions which is more than 30 days after receipt of the notice to re-start, unless a later date is specified.

3.7	Varying Contributions
A Participant may vary his rate of Contributions with the agreement of the Administrator on such terms as set by the Administrator from time to time. The new

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rate of Contributions will take effect no later than the first pay date following 30 days after receiving the notice, unless a later date is specified. The Administrator may set a limit on the number of times a Participant is permitted to vary his rate of Contributions.

3.8	Withdrawal from agreement to make Contributions
A Participant may at any time withdraw from the agreement to make Contributions made at the time of joining the Plan. The Participant will be treated as having stopped Contributions 30 days after the receipt of the notice, unless a later date is specified. Any Contributions held at the time of withdrawal will be used as set out in paragraph 3.4. Any Investment Shares already allocated will not cease to be subject to the Plan as a result of such a withdrawal.

3.9	Currency conversion
Contributions made in a currency other than US dollars (including any limits which apply to Contributions pursuant to paragraph 3.1) will be converted into US dollars on such date or dates as determined by the Administrator and at the average of the spot buying and selling rates with the relevant currency in comparable amounts by any clearing bank chosen by the Administrator on any date chosen by the Administrator.

3.10	Limit on Investment Shares
The Administration may from time to time set a limit on the number of Shares which may be allocated as Investment Shares. If there is such a limit, it will be set out in the application or otherwise notified to the Participant.

3.11	Offering Periods
The Administrator may determine in relation to any operation of the Plan whether there will be an Offering Period.
The start and end of any Offering Period must be set out in the application or notified to the Participant before the start of the operation of the Plan. The Offering Period must start on or before the date of the first Contribution.
If, during the Offering Period, a transaction occurs in relation to the Shares which results in a new holding of shares being equated with the Shares, the Contributions held may, with the agreement of the Participant, be used at the end of the Offering Period to acquire new shares. By submitting the application form, the Participant agrees to the acquisition of new shares.

3.12	Allocating Investment Shares – Offering Period

(a)	If there is an Offering Period, the Company must allocate Investment Shares to each Participant within 30 days of the end of that period.

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(b)	Where Shares are issued for the allocation, the number of Investment Shares allocated to each Participant will be calculated using the Market Value of the Shares on the date of allocation.

(c)	Where the Nominee purchases Shares for allocation, the number of Investment Shares allocated to each Participant will be calculated using the average price actually paid by the Nominee for the Shares.

3.13	Allocating Investment Shares – no Offering Period

(a)	If there is no Offering Period, the Company must allocate Investment Shares to the Participants by a date set by the Company.

(b)	Where Shares are issued for the allocation, the number of Investment Shares allocated to each Participant will be calculated using the Market Value of the Shares on the date of allocation.

(c)	Where the Nominee purchases Shares for allocation, the number of Investment Shares allocated to each Participant will be calculated using the average price actually paid by the Nominee for the Shares.

3.14	Allocation eligibility requirement
The Company will not allocate Investment Shares to an individual who is not a Participating Employee at the following times:

(a)	where there is no Offering Period, at the time the related Contributions are made; and

(b)	where there is an Offering Period, at the time the related first Contribution is made.

3.15	Notification by the Company
As soon as practicable after the allocation of Investment Shares to a Participant, the Company will notify that Participant. The notification will include the number of Investment Shares and the amount of Contributions used to acquire the Investment Shares.

3.16	Holding Investment Shares
The Administrator will determine the basis upon which the Investment Shares will be held on behalf of the Participant and whether the legal ownership of the Investment Shares will be transferred to the Nominee, or whether the share certificate (or other documents of title) of the Investment Shares will be lodged with the Nominee without the need for a change in the registered owner of the Shares. The basis upon which the Investment Shares are held may vary from country to country.

3.17	Access to Investment Shares

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Subject to section 11.2 (Withholding) and with regard to paragraph 4.4, a Participant may, at any time, direct the Nominee to transfer legal title of Investment Shares to him or as he may direct.

4	Matching Shares

4.1	Ratio of Matching Shares to Investment Shares
The Administrator may determine that a Participant who is allocated Investment Shares will be granted an award of Matching Shares. The Administrator will set the ratio of Matching Shares to Investment Shares from time to time and the applicable ratio will be notified to the Participant. If the Administrator decide to change the ratio, the Participants will be notified.

4.2	Awards of Matching Shares
The Company will award Matching Shares to each Participant on the basis set out in the application or as otherwise notified to the Participant and will award Matching Shares on the same day as the related Investment Shares are allocated to Participants unless the Administrator determine that Matching Shares will be awarded on another day.
However, the Administrator may decide to operate the Plan on the basis that, if any Investment Shares allocated are not sufficient to result in the award of a Matching Share on the same day, the match will be made when sufficient Investment Shares have been allocated.

4.3	Notification by the Company
At the time of, or as soon as practicable after, the award of Matching Shares, the Company will notify each Participant of the award. The Company will include in the notification:

(a)	the number of Matching Shares subject to the award; and

(b)	the applicable Holding Period.

4.4	Forfeiture of Matching Shares

(a)
Subject to paragraph 5.2, the Administrator may decide that an award of Matching Shares will be made on the basis that, if a Participant ceases to be an employee of a Group Company for any reason during the Holding Period applicable to an award of Matching Shares, they will forfeit that Matching Share award.

(b)
The Administrator may also decide that an award of Matching Shares will be made on the basis that a Participant who takes out of the Plan the Investment Shares in respect of which the Matching Shares were awarded (other than by reason of paragraph 5.2(a) or on a Change of Control) during the Holding

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Period will forfeit the Matching Share award relating to those Investment Shares.

5	Transfer of Shares

5.1	End of Holding Period
Free Shares and/or Matching Shares will, subject to section 5.2 Vest at the end of the Holding Period and the Shares will be issued or transferred to the Participant or his nominee within 30 days of Vesting.

5.2	Leaving Employment

(a)	If a Participant ceases Employment for any of the reasons set out in paragraph 5.2(b) the following will apply:

(i)
all the Participant’s Plan Shares will cease to be subject to the Plan and will be transferred to him or her (or, in the case of death, to the Participant’s personal representative) or his or her nominee as soon as practicable: and

(ii)
Free Shares and/or Matching Shares will Vest and the Shares will be transferred to the Participant or their nominee within 60 days of leaving Employment. In the case of death, the Shares will be transferred to the Participant's personal representative as soon as practicable.

(b)	The reasons are:

(i)	ill-health, injury or disability (established to the satisfaction of the Participant's employer);

(ii)	retirement with the agreement of the Participant's employer;

(iii)	the Participant's employing company ceasing to be a Group Company;

(iv)	a transfer of the undertaking, or part of the undertaking, in which the Participant works to a person which is not a Group Company;

(v)	redundancy;

(vi)	death; and

(vii)	any other reason, if the Board so decides in any particular case.

(c)
If a Participant ceases Employment for any other reason paragraph 4.2(a) will apply unless the Participant's Free Share and/or Matching Shares are subject to forfeiture in which case the provisions imposed by the Administrator pursuant to paragraphs 2.4 and 4.4 shall apply.

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